                                                                       EXHIBIT 5

                              Rosenman & Colin LLP
                               575 Madison Avenue
                               New York, NY 10022


February 3, 1999


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been requested by Acclaim Entertainment, Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the Company's Registration Statement on Form S-3 (Registration No. 333-69367), as amended (as so amended, the "Registration Statement"), covering an aggregate of up to 206,000 shares (the "Acquisition Shares") of common stock, par value $0.02 per share, of the Company to be offered and sold by the Selling Stockholder named therein.

In connection with the foregoing, we have made such examination as we have deemed necessary for the purpose of rendering this opinion. Based upon such examination, it is our opinion that the Acquisition Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP

By /s/
   ----------------------
   A Partner

EML